                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                              VALRICO BANCORP, INC
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   920348109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 920348109                   13G                 PAGE  2   OF  5  PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        C. DENNIS CARLTON
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        NOT APPLICABLE.
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  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        U.S.A
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       30,878
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        30,878
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        30,878
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        NOT APPLICABLE
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        10.04%
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 12     Type of Reporting Person (See Instructions)


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ITEM 1.   (a)       Name of Issuer: VALRICO BANCORP, INC.
                    Address of Issuer's Principal Executive Offices

          (b)       1815 STATE ROAD 60 EAST, VALRICO, FLORIDA 33594

ITEM 2.

          (a)       Name of Person Filing: C. DENNIS CARLTON

          (b)       Address of Principal Business Office or, if none,  Residence

                    7414 COMMERCE, RIVERVIEW, FLORIDA 33569

          (c)       Citizenship: U.S.A.

          (d)       Title of Class of Securities: COMMON STOCK

          (e)       CUSIP Number: 920348109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
                                   Broker or dealer
                                   registered under
          (a)       [   ]          section 15 of the Act
                                   (15 U.S.C. 78o).

                                   Bank as defined in
          (b)       [   ]          section 3(a)(6) of the
                                   Act (15 U.S.C. 78c).

                                   Insurance company
          (c)       [   ]          as defined in section 3(a)
                                   (19) of the Act (15
                                   U.S.C. 78c).

             (d)         [   ]                      Investment company
                                                    registered under
                                                    section 8 of the
                                                    Investment Company
                                                    Act of 1940 (15 U.S.C
                                                    80a-8).

             (e)         [   ]                      An investment adviser
                                                    in accordance with
                                                    ss.240.13d-1(b)(1)(ii)
                                                    (E);

             (f)         [   ]                      An employee benefit
                                                    plan or endowment
                                                    fund in accordance
                                                    with ss.240.13d-1(b)(1)
                                                    (ii)(F);

             (g)         [   ]                      A parent holding
                                                    company or control
                                                    person in accordance
                                                    with ss. 240.13d-1(b)(1)
                                                    (ii)(G);

             (h)         [   ]                      A savings associations
                                                    as defined in Section 3(b)
                                                    of the Federal
                                                    Deposit Insurance Act
                                                    (12 U.S.C. 1813);

             (i)         [   ]                      A church plan that is
                                                    excluded from the
                                                    definition of an
                                                    investment company
                                                    under section 3(c)(14)
                                                    of the Investment
                                                    Company Act of 1940
                                                    (15 U.S.C. 80a-3);

             (j)         [   ]                      Group, in accordance
                                                    with ss.240.13d-1(b)(1)
                                                    (ii)(J).


ITEM 4.      OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


             (a)     Amount beneficially owned:    30,878                     .
                                               -------------------------------
             (b)     Percent of class:   10.04%  .
                                       ----------
                     ------------------------------.

             (c)     Number of shares as to which the person has:

                     (i)                                   Sole power to vote
                                                           or to direct the vote
                                                           30,878.
                                                           ------

                                       Shared power to vote or to
                (ii)                   direct the vote
                                           0             .
                                       ------------------
                                       Sole power to dispose or to
                (iii)                  direct the disposition of
                                          30,878        .
                                       -----------------
                                       Shared power to dispose or
                (iv)                   to direct the disposition of
                                          0         .
                                       -------------


ITEM 5.         OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS - NOT APPLICABLE.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON - NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY - NOT APPLICABLE.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP - NOT APPLICABLE.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP - NOT APPLICABLE.





ITEM 10.        CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                  NOVEMBER 8 , 2000
                 ----------------------------------
                 Date


                  /s/ C. Dennis Carlton
                 -----------------------------
                 Signature


                  C. DENNIS CARLTON
                 ------------------
                 Name/Title